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                              AMENDMENT AND EXTENSION
                                         OF
                                  RIGHTS AGREEMENT

     This Amendment and Extension (this "Amendment") between HEI, Inc., a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association, a National banking association (the "Rights Agent") dated as of May 27, 1998 to Rights Agreement dated as of May 27, 1988, as previously amended (the "Original Agreement"), between the Company and the Rights Agent.

                                    WITNESSETH:

     WHEREAS, pursuant to the Original Agreement, the Board of Directors declared and distributed to holders of Common Shares of the Company one right (a "Right" and collectively the "Rights") to purchase one-fourth (1/4) of a Common Share of the Company with respect to each Common Share of the Company outstanding on June 10, 1988 or which thereafter became outstanding upon the terms and subject to the conditions set forth in the Rights Agreement.

     WHEREAS, the Original Agreement provides that the Rights may not be exercised, and that no Rights will be distributed with respect to Common Shares that shall become outstanding, after June 10, 1998.

     WHEREAS, as a result of the demand of a holder of in excess of 10% of the outstanding Common Shares of the Company, the Board of Directors of the Company has called a Special Meeting of the shareholders of the Company to be held on August 4, 1998; and

     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company to change the Final Expiration Date under the Rights Agreement (which would extend the expiration date of the Rights) until August 10, 1998 and to further amend the Original Agreement in connection therewith.

     ACCORDINGLY, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Clause (i) of Section 7(a) of the Original Agreement is hereby amended by substituting August 10, 1998 for June 10, 1998 such that the Final Expiration Date, as defined in the Agreement, shall not occur until August 10, 1998.

     2. Section 24(a) of the Original Agreement is hereby amended in its entirety to read as follows:

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          Section 24.    REDEMPTION.  (a)  The Company may, at its option,
     at any time prior to Close of Business, on the earlier of (i) the tenth Business Day after the Shares Acquisition Date or such later date as the Board of Directors may from time to time (including without limitation, after the Shares Acquisition Date) specify (except that any such specification of a later date by the Board of Directors must occur not later than the last to occur of such tenth Business Day following the Shares Acquisition Date or the last date specified by the Board of Directors at any time that the Board of Directors continues to have the right to redeem the Rights pursuant to this Section) or (ii) the Final Expiration Date (as defined in Section 7(a)(i) hereof), redeem all but not less than all the then outstanding Rights at a redemption price of $.05 per Right appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price").

     3. The reference in the Form of Rights Certificate attached as Exhibit A to the Original Agreement to "June 10, 1998" is hereby changed to August 10, 1998.

     The Original Agreement shall remain in full force and effect without amendment except this Amendment and any other amendment made in accordance with
Section 27 of the Agreement. All references in the Original Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment, any previous amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                       HEI, Inc.

                                       By:  /s/ Eugene W. Courtney
                                           Its Chief Executive Officer

                                       Norwest Bank Minnesota, National
                                       Association

                                       By  /s/ Susan L. Roeder
                                          Its Assistant Vice President


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